Exhibit F-1

                      NIXON, HARGRAVE, DEVANS & DOYLE LLP
                                 CLINTON SQUARE
                           ROCHESTER, NEW YORK 14603





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re: Form U-1 Application Filed by Rochester Gas and Electric Corporation of September 1, 1998

Ladies and Gentlemen:

         We have been requested by Rochester Gas and Electric Corporation ("RG&E") to provide you with our legal opinion with respect to New York law as it applies to the matters referred to in paragraph F of Instructions to Exhibits of Form U-1 under the Public Utility Holding Company Act of 1935 (the "Act") with respect to the application filed by RG&E for an order under section 3(a)(1) of the Act.

         As counsel for RG&E, we have examined, among other things, copies identified or certified to our satisfaction as being true copies of the following documents:

         A. Restated Certificate of Incorporation of RG&E as presently in effect;

         B.        RG&E Bylaws as presently in effect;

         C. Evidence as to the good standing of RG&E under the laws of the State of New York; and

         D.        The form U-1 to be filed by RG&E ("Form U-1").

         RG&E has advised us and we are assuming that the transaction with respect to which Form U-1 will be filed, to the extent pertinent to this opinion, is as described in this paragraph. RG&E is a New York corporation. RG&E plans the formation of a holding company ("HoldCo") to be incorporated in New York. HoldCo is to have three subsidiaries (1) RG&E, which would continue to operate its regulated utility businesses exclusively in New York; (2) Energetix, Inc. ("Energetix"), which engages in various unregulated businesses; and (3) RGS Development Corporation ("RGS"), which also engages in various unregulated businesses. HoldCo may have a forth subsidiary, Energyline Corporation ("Energyline"), which is currently an inactive subsidiary of RG&E; however, RG&E intends to dissolve Energyline before the holding company structure is implemented.

         Based upon the foregoing, and subject to RG&E obtaining certain approvals in connection with the foregoing transaction including (1) approval by the holders of RG&E's common stock; (2) approval by RG&E's board of directors; and (3) regulatory approval by the



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New York State Public Service Commission, the Federal Energy Regulatory
Commission, and the Nuclear Regulatory Commission, it is our opinion that, in the event the proposed transaction is consummated as described above:

              1. All laws of the State of New York applicable to the proposed transaction will have been complied with;

              2. RG&E is and HoldCo will be duly incorporated and validly existing under the laws of the State of New York;

              3. Insofar as the laws of the State of New York are concerned, HoldCo will legally acquire all of the securities of each of RG&E, Energetix, RGS and Energyline, if existing at the time of the formation of the holding company, that HoldCo is required to acquire in connection with the transaction;

              4. The stock of RG&E, Energetix, RGS and Energyline, if existing at the time of the formation of the holding company, to be acquired by HoldCo, as well as the stock of HoldCo to be issued in connection with the proposed transaction, will in each case be validly issued, fully paid and non-assessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other documents defining such rights and privileges; and

              5. Insofar as the laws of the State of New York are concerned, the consummation of the proposed transaction will not violate the legal rights of the holders of any stock of RG&E, or the rights of the holders of any securities issued by any "associate company" of RG&E as defined in the Act.

         Our opinion expressed in paragraph 5 above is limited to our knowledge of the matters set forth in the Restated Certificate of Incorporation and Bylaws of RG&E, each as presently in effect, and to the applicable laws of the State of New York.

         We express no opinion concerning (1) federal securities laws or regulations or such laws or regulations of any state other than New York; (2) federal or state antitrust, unfair competition or trade practice laws or regulations; (3) pension and employee benefit laws and regulations; or (4) compliance with fiduciary requirements.

         We hereby consent to the use of this opinion as an exhibit to Form U-1.


                                        Respectfully submitted,

                                        /s/NIXON, HARGRAVE, DEVANS & DOYLE LLP


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